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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  OMTOOL, LTD.

        Omtool, Ltd., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation, by unanimous written consent dated July __, 1997, in accordance with the provisions of
Section 141 of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth the proposed amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED:       That the Directors propose and declare it advisable that the
                Corporation's Certificate of Incorporation be amended by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following:

                        "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 38,000,000, consisting of 35,000,000 shares of Common Stock having a par value of $.01 per share (the "Common Stock") and 3,000,000 shares of Preferred Stock having a par value of $.01 per share (the "Preferred Stock")."

        SECOND: That the stockholders of the Corporation duly adopted such resolution by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice thereof has been given as provided in such Section 228.

        THIRD: That said amendment was adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert L. Voelk, Chief Executive Officer, and attested to by Darioush
Mardan, Secretary, this      day of July 1997.



                                OMTOOL, LTD.





                                By:
                                   -----------------------------

                                   Robert L. Voelk
                                   Chief Executive Officer




ATTEST:



---------------------------
Darioush Mardan
Secretary